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HBVA                                                           CUSIP ___________
COMMON STOCK

                             HERITAGE BANCORP, INC.
           INCORPORATED UNDER THE LAWS OF THE COMMONWEALTH OF VIRGINIA

             THIS CERTIFIES THAT_____________________is the owner of
                          ____________________________
             Fully paid and non-assessable Shares of Common Stock,
              par value $.01 per share, of Heritage Bancorp, Inc.

     (the "Corporation"), a Virginia corporation. The shares represented by this Certificate are transferable only on the stock transfer books of the
     Corporation by the holder of record hereof, or by his duly authorized attorney or legal representative, upon the surrender of this Certificate properly endorsed. This Certificate and the shares represented hereby are issued and shall be held subject to all the provisions of the Certificate of of the corporation and any amendments threto (copies of which are on file with the transfer agent), to all of which provisions the holder by acceptance hereof, assents. This certificate is not valid until countersigned and registered by the Corporation's tranfer agent and registrar.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by the facsimile signature of its duly authorized officers and has caused its corporate seal to be hereunto affixed.

     Dated_______________



                                        -----------------------            -------------------------
Seal: Heritage Bancorp, Inc.               George K. Degnon                     John T. Rohrback
       Virginia                            Corporate Secretary                  President and Chief
         1998                                                                    Executive Officer

                             HERITAGE BANCORP, INC.

         The shares represented by this certificate are issued subject to all the provisions of the Articles of Incorporation and Bylaws of Heritage Bancorp, Inc. (the "Corporation") as from time to time amended (copies of which are on file at the principal office of the Corporation) and to certain restrictions under the laws of the Commonwealth of Virginia, to all of which the holder by acceptance hereof assents. The following description constitutes a summary of certain provisions of, and is qualified in its entirety by reference to, the Articles of Incorporation.

         The Bank is subject to the provisions of the Virginia Stock Corporation Act (the "Virginia Act") governing "affiliated transactions." These provisions generally prohibit material acquisition transactions between a Virginia corporation and any holder of more than 10% of its outstanding voting shares (an "Interested Stockholder") for three years after such stockholder became an Interested Stockholder and thereafter require approval of the transaction by the holders of at least two-thirds of the remaining voting shares. The principal exception to the affiliated transaction provision applies if a majority of the disinterested directors approved the acquisition of voting shares which made such person an Interested Stockholder.

         The principal exceptions to the special vote required after the three-year moratorium has passed are for transactions approved by a majority of the Virginia corporation's disinterested directors and transactions satisfying the fair-price requirements of the law, which generally require that in a two-step acquisition transaction the Interested Stockholder must pay the stockholders in the second step either the same amount of cash or the same type of consideration paid to acquire the Virginia corporation's shares in the first step.

         The Virginia Control Share Acquisitions Statute applies to acquisitions of shares of a corporation which would result in an Acquiring Person's ownership of the corporation's shares entitled to vote in the election of directors falling within any one of the following ranges: 20% to 33- 1/3%, 33-1/3% to 50%, or 50% or more (a "Control Share Acquisition"). Shares that are the subject of a Control Share Acquisition ("Control Shares") will not be entitled to voting rights unless the holders of a majority of the "Disinterested Shares" vote at an annual or special meeting of stockholders of the corporation to accord the Control Shares with voting rights. Disinterested Shares do not include shares owned by the Acquiring Person or by officers and inside directors of the target company. Under certain circumstances, the statute permits an Acquiring Person to call a special stockholders' meeting for the purpose of considering granting voting rights to the holders of the Control Shares. The Virginia Control Share Acquisitions Statute also enables a corporation to make provisions for redemption of Control Shares with no voting rights. Among the acquisitions specifically excluded from the statute are acquisitions which are a part of certain negotiated transactions to which the corporation is a party and which, in the case of mergers or share exchanges, have been approved by the corporation's stockholders under other provisions of the Virginia Act.

         The Corporation will furnish to any stockholder upon written request and without charge, a statement of the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Such request may be made to the Corporation or to its transfer agent and registrar.

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